Exhibit 10.4

ELECTRONIC DATA SYSTEMS CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated Effective March 11, 2005)

ARTICLE I

PURPOSES OF PLAN AND DEFINITIONS

1.1 Purpose. Electronic Data Systems Corporation, a Delaware corporation (the “Company”), previously established the Electronic Data Systems Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”), which is herein amended and restated effective as of March 11, 2005, for the purpose of providing non-employee directors (“Directors”) of the Company the opportunity to defer a portion of their compensation and to provide greater incentives for those Directors to attain and maintain the highest standards of performance, to attract and retain Directors of outstanding competence and ability, to stimulate the active interest of such persons in the development and financial success of the Company, to further the identity of interests of such Directors with those of the Company’s stockholders generally, and to reward such Directors for outstanding performance.

1.2. Definitions.

(a) “Applicable Annual Rate” will initially be 7.45% and will be adjusted as of January 1 of each year to that rate which is equal to 120% of the applicable federal long-term rate for the month of January of such year as published by the Internal Revenue Service pursuant to Section 1274(d) of The Code.

(b) “Beneficiary” means the person or persons designated by the Participant, as provided in Section 4.5, to receive any payments otherwise due the Participant under this Plan in the event of the Participant’s death.

(c) “Board of Directors” or “Board” means the Board of the Directors of the Company.

(d) “Cash Compensation” means all of the cash compensation payable to a Participant, including annual, meeting and other fees.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means such committee of the Board as is designated by the Board to administer the Plan in accordance with Article II, but which shall initially be the Compensation and Benefits Committee of the Board.

(g) “Common Stock” means the Common Stock, par value $.01 per share, of the Company.

(h) “Company” means Electronic Data Systems Corporation.

(i) “Deferred Compensation Period” means such period of 365 days (or such longer or shorter period) as shall from time to time be prescribed by the Committee for which Participants shall be entitled to defer receipt of all or any part of their Cash Compensation and/or not to receive Restricted Stock.

(j) “Deferred Interest Bearing Account” means the bookkeeping account maintained for each Participant to record certain amounts deferred by the Participant in accordance with Article III hereof.

(k) “Determination Date” means the date on which payment of a Participant’s deferred compensation is made or commences, as determined in accordance with Section 4. 1.

(l) “Effective Date” means June 7, 1996.

(m) “Election Effective Date” means the date upon which a Participant’s deferred compensation is credited to his Deferred Interest Bearing Account or his Phantom Stock Account pursuant to Section 3.3 of this Plan.

(n) “Eligible Director” means each director of the Company who is not a full-time employee of the Company but who receives compensation for services as a director.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(p) “Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if shares of Common Stock are not so listed but are quoted on the Nasdaq National Market, the mean between the highest and lowest sales price per share of Common Stock reported by the Nasdaq National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the NASDAQ Stock Market, or, if not reported by the NASDAQ Stock Market, by the National Quotation Bureau Incorporated. “Fair Market Value” of a Phantom Stock Unit means, as of a particular date, the Fair Market Value of a share of Common Stock on such date.

(q) “1996 Incentive Plan” means the 1996 Incentive Plan of Electronic Data Systems Corporation, as amended from time to time.

(r) “Participant” means an Eligible Director of the Company who elects to participate in the Plan.

(s) “Phantom Stock Account” means the bookkeeping account maintained for each Participant to record certain amounts deferred by the Participant in accordance with Article III hereof.

(t) “Phantom Stock Unit” means a unit equal to one share of Common Stock issued and outstanding as of the Effective Date (as adjusted pursuant to Section 3.6), utilized for the purpose of measuring the benefits payable under Section 4.3.

(u) “Restricted Stock” means awards automatically made periodically to Eligible Directors under paragraph 9(b) of the 1996 Incentive Plan.

(v) “Valuation Date” means the Effective Date and the first day of each month thereafter, or in the event the Common Stock is traded or quoted on a national securities exchange or in the over-the-counter market, each day on which a sale or sales of the Common Stock is reported or a quotation for the Common Stock is available (as the case may be).

ARTICLE II

ADMINISTRATION OF THE PLAN

2.1 Committee. This Plan shall be administered by the Committee. The Committee shall consist of at least two members of the Board.

2.2 Committee’s Power. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions which are specifically contemplated hereby or are necessary or appropriate in connection with administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, determine the eligibility of individuals to participate herein, determine the amount of Cash Compensation and Restricted Stock a Participant may elect to defer or not to receive, or waive any restriction or other provision of this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to carry it into effect.

2.3 Committee Determinations Conclusive. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

2.4 Committee Liability. No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 2.5 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by an officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

2.5 Delegation of Authority. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish.

ARTICLE III

ACCOUNTS

3.1 Establishment of Accounts. The Company shall set up an appropriate record (hereinafter called the “Deferred Interest Bearing Account”) which will from time to time reflect the name of each Participant and the amounts deferred by such Participant to an interest bearing account pursuant to Section 3.2. The Company shall also set up an appropriate record (hereinafter called the “Phantom Stock Account”) which will from time to time reflect the name of each Participant, the number of Phantom Stock Units credited to such Participant pursuant to Section 3.2. and the Fair Market Value of that number of Phantom Stock Units credited to the Participant.

3.2 Deferral.

(a) A Participant may elect to defer receipt of all or any part of the Cash Compensation payable to the Participant for serving on the Company’s Board of Directors for any Deferred Compensation Period. At the election of the Participant, the amount deferred shall be: (i) credited to his Deferred Interest Bearing Account; (ii) credited to his Phantom Stock Account; or (iii) a combination of both. If a Participant chooses to receive a credit to his Phantom Stock Account, a number of Phantom Stock Units (rounded up to the nearest whole number) having a Fair Market Value on the Election Effective Date equal to the dollar amount of fees the Participant elects to forego in the applicable Deferred Compensation Period in exchange for Phantom Stock Units shall be credited to such account. In addition, with respect to deferrals of Cash Compensation in respect of a Deferred Compensation Period commencing on or after May 25, 2004, the Company will credit to the Phantom Stock Account an additional number of Phantom Stock Units equal to 10% of the number of units credited pursuant to the preceding sentence. A Participant may only elect to defer Cash Compensation which is otherwise payable after an election to defer compensation is made pursuant to Section 5.1 hereof.

(b) A Participant may elect not to receive the Restricted Stock that would otherwise have been automatically awarded to the Participant for serving on the Company’s Board of Directors for any Deferred Compensation Period. At the election of the Participant (i) such Restricted Stock will not be issued and (ii) a number of Phantom Stock Units equal to the number of shares of Restricted Stock that would have been awarded shall be credited to his Phantom Stock Account. A Participant may only elect not to receive Restricted Stock which would otherwise be automatically awarded after an election not to receive Restricted Stock is made pursuant to Section 5.1 hereof. Effective for each Deferred Compensation Period commencing on or after May 25, 2004, elections under this Section 3.2(b) shall only be allowed if the Committee decides to make such elections available to Participants for that Deferred Compensation Period.

3.3 Crediting of Deferred Amounts.

(a) Any Cash Compensation credited to a Participant’s Deferred Interest Bearing Account or Phantom Stock Account shall be credited to such account on the last day of the month in which the deferred Cash Compensation would otherwise have been paid (the “‘Election Effective Date”). Effective for each Deferred Compensation Period commencing on or after May 25, 2004, the Election Effective Date shall be the first trading day of the month following the month in which the deferred Cash Compensation would otherwise have been paid. For example, if a Participant effectively elects to defer Cash Compensation to his Deferred Interest Bearing Account for a Deferred Compensation Period of 365 days beginning January 1 by notifying the Company in the manner provided in Section 5.1, the Cash Compensation which accrues for the month of January shall be credited to such Participant’s Deferred Interest Bearing Account on January 31 (or, effective for a Deferred Compensation Period commencing on or after May 25, 2004, on the first trading day in following month of February).

(b) Any amounts in respect of Restricted Stock which a Participant has elected not to receive shall be credited to the Participant’ s Phantom Stock Account as of the date such Restricted Stock would otherwise have been awarded.

3.4 Interest on Deferred Interest Bearing Accounts. The amount of deferred compensation credited to a Participant’s Deferred Interest Bearing Account will bear interest from but excluding the date so credited, to and including the Determination Date, at a rate per annum equal to the Applicable Annual Rate in effect from time to time, compounded monthly, and such interest shall be credited to the Deferred Interest Bearing Account as of the last day of each calendar month during the applicable Deferred Compensation Period and the last day of the calendar month in which such period ends (or, if applicable, the Determination Date). Thereafter, interest so credited shall similarly bear interest from but excluding the date so credited, to and including the Determination Date, at a rate per annum equal to the Applicable Annual Rate in effect from time to time, compounded monthly and credited as of the last day of each calendar month during the applicable Deferred Compensation Period and the last day of the calendar month in which such period ends (or, if applicable, the Determination Date).

3.5 Dividends. As of each date that dividends are paid with respect to Common Stock, a Participant who has any outstanding Phantom Stock Units credited to his Phantom Stock Account shall have a number of Phantom Stock Units credited to his Phantom Stock Account with respect to such dividends. The Phantom Stock Units (rounded up to the nearest whole number) credited in respect of dividends shall have a Fair Market Value equal to the dollar amount of the dividend per share of Common Stock multiplied by the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account immediately prior to the payment date of such dividend.

3.6 Adjustments.

(a) Exercise of Corporate Powers. The existence of this Plan and any outstanding Phantom Stock Units credited hereunder shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds. debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated- above.

(b) Recapitalizations, Reorganizations and Other Activities. In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of Phantom Stock Units and (ii) the appropriate Fair Market Value and other price determinations for such Phantom Stock Units shall each be proportionately adjusted by the Board to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make appropriate adjustments to (i) the number of Phantom Stock Units and (ii) the appropriate Fair Market Value and other price determinations for such Phantom Stock Units to give effect to such transaction; provided that such adjustments shall only be such as are necessary to preserve, without increasing, the value of such units. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board shall be authorized to issue or assume units by means of substitution of new units, as appropriate, for previously issued units or an assumption of previously issued units as part of such adjustment.

ARTICLE IV

PAYMENTS

4.1 Period of Deferral. A Participant may elect that payment of the compensation deferred under the Plan be made or commence at (a) a date that is five years following the date of the termination of the Participant’s status as a Director of the Company, or (b) the date of the termination of the Participant’s status as a Director of the Company (either of such dates elected by the Participant to be known as the “Determination Date”). If alternative (a) is elected by the Participant, payment will be made or will commence within sixty (60) days after the date that is five years after termination of the Participant’s status as a Director of the Company. If alternative (b) is elected by the Participant, payment will be made or will commence within sixty (60) days after termination of the Participant’s status as a Director of the Company. Effective for elections made under Section 5.1(a) on or after February 1, 2005, alternative (a) shall no longer be available and payment of compensation deferred under the Plan to each Participant who files an election under Section 5.1(a) at any time on or after February 1, 2005 shall be made or commence under alternative (b).

4.2 Payment of Amounts in Deferred Interest Bearing Account. As of the Determination Date, the sum of the amounts theretofore credited to a Participant’s Deferred Interest Bearing Account for each Deferred Compensation Period plus all interest accrued thereon to, and including, the Determination Date (the “Total Deferred Compensation Amount”) shall be calculated. A Participant shall receive payment of his Total Deferred Compensation Amount with respect to each Deferred Compensation Period in the form he has previously elected under Section 4.4.

4.3 Payment of Amounts in Phantom Stock Account. As of the Determination Date, the aggregate Fair Market Value on the Valuation Date coinciding with or immediately preceding the Determination Date of that number of Phantom Stock Units then credited to a Participant’s Phantom Stock Account with respect to each Deferred Compensation Period shall be calculated. The result is the “Total Deferred Unit Amount.” A Participant shall receive payment of his Total Deferred Unit Amount with respect to each Deferred Compensation Period in the form he has previously elected under Section 4.4.

4.4 Form of Payment. Payment to a Participant of amounts in his Deferred Interest Bearing Account and his Phantom Stock Account shall be made in cash. Payment to a Participant of amounts in both accounts shall be made by one of the following methods: (a) a lump sum, (b) three substantially equal consecutive annual installments, or (c) five substantially equal consecutive annual installments. The Total Deferred Compensation Amount and the Total Deferred Unit Amount shall then bear interest from, but excluding, the Determination Date to, and including, the date paid at the Applicable Annual Rate as in effect from time to time, compounded monthly, and the payment of each annual installment shall be accompanied by payment of the amount of interest accrued thereon.

4.5 Death Prior to Payment. In the event that a Participant dies prior to payment of all of the amounts payable pursuant to the Plan, any remaining amounts together with all interest accrued thereon, shall be paid to the Participant’s designated Beneficiary in a lump sum within sixty (60) days following the Company’s notification of the Participant’s death. If no Beneficiary has been designated, such payment shall be made to the Participant’s estate. A beneficiary designation, or revocation of a prior beneficiary designation, shall be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Committee. In the event that a Participant dies prior to payment of all of the amounts payable pursuant to the Plan, and the designated Beneficiary dies prior to payment of all the amounts payable pursuant to the Plan, payment shall be made to the Participant’s estate in a lump sum within sixty (60) days of notification of the Beneficiary’s death.

4.6 Payments to Minors and Incompetents. Should the Participant become incompetent or should the Participant designate a Beneficiary who is a minor or incompetent, the Company shall be authorized to pay such funds to a parent or guardian of such minor or incompetent, or directly to such minor or incompetent, whichever manner the Committee shall determine in its sole discretion.

ARTICLE V

ELECTING DEFERRALS

5.1 Manner of Electing Deferral.

(a) Each election made by a Participant to defer compensation under the Plan (i) shall take the form of a written document (provided by the Company) signed by the Participant and filed with the Committee, (ii) shall, subject to paragraph (b) below, designate the Deferred Compensation Period for which deferral is elected, the account to which such deferral shall be credited (in the case of Cash Compensation), the period of deferral and the form and manner of payment, (iii) shall only apply to Cash Compensation payable or Restricted Stock otherwise to be awarded after the date of such election and (iv) may not be revoked or modified without the prior written approval of the Committee if the proposed revocation or modification applies to amounts deferred with respect to a Deferred Compensation Period which has already commenced at the time such revocation or modification is proposed to be effected provided that effective January 1, 2005, the Committee shall not approve any revocation or modification with respect to a Deferred Compensation Period that has already commenced. Subject to paragraphs (b) and (c) below, the Committee shall be authorized to adopt such rules and limitations as it shall determine are necessary or appropriate with respect to the timing of elections to defer compensation under the Plan.

(b) Notwithstanding the foregoing, the period of deferral and the form and maner of payment that is set forth on each election that is made under Section 5.1(a) during the period February 3, 2004 through March 31, 2004 (the “2004 Payment Election”) shall apply to the entire amount that is payable to the Participant from the Participant’s Deferred Interest Bearing Account and Phantom Stock Account regardless of the period of deferral and form and manner of payment elections previously made by the Participant provided, however, that unless twelve months elapse from the date a Participant files the 2004 Payment Election and the date payment of the Participant’s benefit under the Plan is made or commences, payment of the Participant’s benefit shall be made in accordance with such previous payment elections. Further, effective February 1, 2005, an election made under Section 5.1(a) shall no longer specify the period of deferral referenced in subparagraph (a)(ii) above and prior to December 31, 2005, each Participant, at such time as determined by the Committee, shall make a final and irrevocable election under Section 5.1(a) as to the form and manner of payment that will apply to the entire amount that is payable to the Participant from the Participant’s Deferred Interest Bearing Account and Phantom Stock Account regardless of the form and manner of payment elected on the 2004 Payment Election or other payment elections previously made by the Participant.

(c) Effective for Cash Compensation that is earned and payable during the Deferred Compensation Period commencing on April 22, 2005, a Participant must, except as provided in the second sentence of paragraph (b) above, make the election set forth in Section 5.1(a) no later than March 15, 2005. Thereafter, a Participant must make the election set forth in Section 5.1(a) for each subsequent Deferred Compensation Period by December 31 (or such other date that complies with Code Section 409A as may be established by the Committee) of the immediately preceding calendar year and such election shall apply to Cash Compensation that is earned and is payable (or, if permitted by the Committee under Section 3.2(b), Restricted Stock that is earned and would otherwise have been awarded) in the immediately following Deferred Compensation Period. In the case of a person who becomes an Eligible Director during a Deferred Compensation Period, the deadline to file an election under Section 5.1(a) for the remainder of that Deferred Compensation Period shall be the date that is thirty (30) days from the date on which the person becomes a non-employee member of the Board of Directors of the Company provided that such election shall only apply to Cash Compensation that is earned and is payable (and, if permitted by the Committee under Section 3.2(b), Restricted Stock that is earned and would otherwise have been awarded) after the date of such election.

ARTICLE VI

MISCELLANEOUS

6.1 Unfunded Plan. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. Insofar as it provides for rights to cash or Common Stock, this Plan shall be unfunded. Funds invested hereunder shall continue for all purposes to be part of the general funds of the Company. To the extent that a Participant acquires a right to receive payments from the Company under the Plan, such right shall not be greater than the night of any unsecured general creditor of the Company and such right shall be an unsecured claim against the general assets of the Company. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at my time be represented by cash or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to cash or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Comp any. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

6.2 Title to Funds Remains with Company. Amounts credited to each Participant’s Deferred Interest Bearing Account and Phantom Stock Account shall not be specifically set aside or otherwise segregated, but will be combined with corporate assets. Title to such funds will remain with the Company and the Company’s only obligation will be to make timely payments to Participants in accordance with the Plan.

6.3 Statement of Account. A statement will be furnished to each Participant annually on such date as may be determined by the Committee stating the balance of the Participants Deferred Interest Bearing Account and Phantom Stock Account and accrued interest thereon as of a recent date designated by the Committee.

6.4 Assignability. Except as provided in Section 4.5, no right to receive payment hereunder shall be transferable or assignable by a Participant except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Any attempted assignment of any benefit under this Plan in violation of this Section 6.4 shall be null and void.

6.5 Amendment, Modification. Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment, modification or termination shall, without the consent of the Participant, impair the rights of any Participant to the balance in such Participant’s Deferred Interest Bearing Account or Phantom Stock Account or the amount of interest accrued thereon as of the date of such amendment, modification or termination. The Board may at any time and from time to time delegate to the Committee any or all of this authority under this Section 6.5.

6.6 Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent. not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

COMPENSATION AND BENEFITS COMMITTEE OF THE BOARD OF DIRECTORS OF ELECTRONIC DATA SYSTEMS CORPORATION

For the Committee

/S/ MICHAEL E. PAOLUCCI
Michael E. Paolucci, Secretary of the Committee and Vice President Global Compensation and Benefits of EDS

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